Exhibit 99.1

GSI Technology, Inc. Reports First-Quarter Fiscal 2013 Results

SUNNYVALE, Calif.--July 26, 2012--GSI Technology, Inc. (Nasdaq: GSIT) reported net income of $920,000, or $0.03 per diluted share, on net revenues of $16.8 million for its first fiscal quarter ended June 30, 2012, compared to net income of $3.3 million, or $0.11 per diluted share, on net revenues of $23.0 million in the comparable period a year ago. In the prior quarter ended March 31, 2012, the Company earned $829,000, or $0.03 per diluted share, on net revenues of $18.7 million.

“Although we had forecasted flat to somewhat lower revenues for the first quarter, net revenues were slightly lower than anticipated, due primarily to softness in orders from our top three customers, each of whom does significant business in Europe, where the ongoing economic turmoil has adversely affected capital expenditures for network equipment manufactured by our customers,” noted Lee-Lean Shu, Chairman and Chief Executive Officer. “As in the previous quarter, we believe that our revenues also were negatively affected by uncertainty regarding our pending patent litigation with Cypress Semiconductor Corp.

“Gross margin was 40.3% compared to 44.2% a year ago and 46.2% in the prior quarter, principally as a result of a shift in our product mix and, to a lesser extent, the impact of reduced revenue on our fixed manufacturing costs. First quarter gross margin was lower than we had expected. The unusually high fourth-quarter 2012 gross margin also was outside our target range, and this sharp quarter-to-quarter fluctuation points to the considerable effect of product mix on our gross margins, as well as the challenge of accurately predicting product mix and gross margin on a quarter-to-quarter basis.”

First-quarter operating income was $880,000, or 5.2% of net revenues, compared to $4.1 million, or 18.0% of net revenues, a year ago. In the prior quarter, in which litigation-related expenses were a record $3.7 million, the Company reported a loss from operations of $83,000.

Total operating expenses were $5.9 million compared to $8.7 million in the prior quarter and $6.0 million in the first quarter of fiscal 2012. First-quarter 2013 research and development expense was $2.8 million compared to $2.7 million in the prior quarter and $2.6 million a year ago. First-quarter selling, general and administrative expense of $3.0 million included $455,000 in litigation-related expenses, compared to SG&A of $6.1 million in the prior quarter, when litigation-related expenses of $3.7 million comprised more than half of SG&A a year ago, SG&A of $3.4 million included $782,000 in litigation-related expenses.

As has previously been explained at considerable length by the Company, these litigation-related expenses are primarily associated with a patent infringement proceeding pending before the United States International Trade Commission (the “ITC”) which was instituted in response to a complaint filed by Cypress Semiconductor Corp. in June 2011, and a related antitrust lawsuit filed by GSI against Cypress in July 2011.

“Two recent developments in our ongoing dispute with Cypress warrant mention,” said Shu. “First is a delay of approximately three months in the scheduled issuance of an initial determination in the ITC proceeding; it is now scheduled to be issued in October, with the conclusion of the proceeding not expected until February 2013. In his July 12th order announcing the delay, the administrative law judge overseeing the matter cited workload issues as the reason for the extension. Based on the evidence presented at the hearing in March and in the post-trial briefs submitted in April, we remain confident that GSI has infringed no valid Cypress patents.

“Second is a July 6th ruling by the United States District Court for the Northern District of California denying Cypress’ motion to dismiss GSI’s antitrust claims against Cypress, notably Cypress’ attempt to exclude GSI and other competitors from the market for high-performance SRAMs. In our complaint we seek treble damages, an injunction prohibiting unfair and illegal business practices, and recovery of attorneys’ fees and costs.

“In the years since the Company was founded in 1995,” noted Shu, “we have made a significant investment in both personnel and capital to establish GSI as a leading innovator in the design and manufacture of very fast SRAMs — an investment that has been put in jeopardy by Cypress’ anti-competitive behavior. The Court’s decision, coming almost a year after we filed the complaint, is an important development in the litigation, for it allows us to pursue pre-trial discovery on all the claims that we have alleged against Cypress. The continuation of the antitrust case against Cypress will, of course, result in litigation expenses during fiscal 2013. However, with the ITC proceeding in abeyance pending the expected initial decision in October, total litigation-related expenses are currently expected to be less than $500,000 in the second quarter.”

First-quarter direct and indirect sales to Cisco Systems were $4.1 million, or 24.2% of net revenues, compared to $6.0 million, or 32.1% of net revenues, in the prior quarter, and $9.6 million, or 41.6% of net revenues, in the same period a year ago. Sales to Huawei Technologies, the Company’s second-largest customer, were $1.3 million, or 7.5% of net revenues, in the first quarter, compared to $1.4 million, or 7.2% of net revenues, in the prior quarter, and $1.4 million, or 6.0% of net revenues, a year ago. Military/defense sales were 11.9% of shipments compared to 11.1% of shipments in the prior quarter and 8.9% of shipments in the comparable period a year ago. SigmaQuad sales were 38.0% of shipments compared to 38.3% in the prior quarter and 32.5% in the first quarter of fiscal 2012.

Total first-quarter pre-tax stock-based compensation expense was $562,000 compared to $539,000 in the prior quarter and $511,000 in the comparable quarter a year ago.

First-quarter 2013 net income included interest and other income of $136,000 and a provision for income taxes of $96,000 compared to interest and other income of $146,000 and a provision for income taxes of $1.0 million in the first quarter of fiscal 2012; in the prior quarter, net income included $123,000 in interest and other income and a tax benefit of $789,000.

At June 30, 2012, the Company had $59.2 million in cash, cash equivalents and short-term investments, $30.4 million in long-term investments, $86.2 million in working capital, no debt, and stockholders’ equity of $128.6 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. On January 26, 2012, the Board of Directors adopted a new program authorizing the repurchase of up to an additional $10 million of common stock. Under the expanded repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended June 30, 2012, the Company repurchased 427,500 shares at an average cost of $4.25 per share. To date, the Company has repurchased a total of 3,247,560 shares at an average cost of $3.79 per share for a total cost of $12.3 million.

Outlook for Second-Quarter Fiscal 2013

We currently expect net revenues in the second quarter of fiscal 2013 to be in the range of $16.0 million to $18.0 million with gross margin of approximately 41%.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2012 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 26, 2012. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 10425031. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(financial tables follow)

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2012	2012	2011

Net revenues	$16,783	$18,734	$23,048
Cost of goods sold	10,018	10,087	12,871

Gross profit	6,765	8,647	10,177

Operating expenses:

Research & development	2,838	2,673	2,639
Selling, general and administrative	3,047	6,057	3,399
Total operating expenses	5,885	8,730	6,038

Operating income	880	(83)	4,139

Interest and other income, net	136	123	146

Income before income taxes	1,016	40	4,285
Provision (benefit) for income taxes	96	(789)	1,013
Net income	$920	$829	$3,272

Net income per share, basic	$0.03	$0.03	$0.11
Net income per share, diluted	$0.03	$0.03	$0.11

Weighted-average shares used in computing per share amounts:

Basic	27,361	27,843	28,757
Diluted	27,963	28,496	30,400

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2012	2012	2011

Cost of goods sold	$90	$84	$76
Research & development	283	275	254
Selling, general and administrative	189	180	181
	$562	$539	$511

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2012	2012	2011

Selling, general and administrative	$455	$3,719	$782

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2012	March 31, 2012
Cash and cash equivalents	$30,455	$31,634
Short-term investments	28,763	27,044
Accounts receivable	10,482	10,579
Inventory	17,148	16,725
Other current assets	8,700	9,205
Net property and equipment	12,279	12,806
Long-term investments	30,444	33,497
Other assets	1,760	1,627
Total assets	$140,031	$143,117

Current liabilities	$9,365	$12,503
Long-term liabilities	2,026	1,835
Stockholders' equity	128,640	128,779
Total liabilities and stockholders' equity	$140,031	$143,117

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550